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                                                                    Exhibit 99.1



FOR IMMEDIATE RELEASE


Contact:      Tim Creech                   Robin Fastenau
              Director of Finance          Manager of Corporate Communications
              Trimeris, Inc.               Trimeris, Inc.
              Phone:   (919) 419-6050      (919) 419-6050


              TRIMERIS ANNOUNCES PROPOSED PUBLIC FOLLOW-ON OFFERING


Durham, NC, August 23, 2002 -- Trimeris, Inc. (Nasdaq: TRMS) today announced it filed a Form S-3 registration statement with the Securities and Exchange Commission for a proposed public offering of 2.0 million shares of common stock. The offering will be conducted by a group of underwriters led by Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co.; the co-managers are Lehman Brothers Inc. and Banc of America Securities LLC.

Net proceeds from the offering are expected to be used to fund the clinical development and commercialization of Trimeris' drug candidates, Fuzeon/tm/ (formerly known as T-20) and T-1249, to fund research and development, to provide working capital and for general corporate purposes.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission, but it has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

When available, a prospectus relating to these securities may be obtained from Morgan Stanley & Co. Incorporated, 1585 Broadway, New York, NY 10036, telephone
(212) 761-4000; Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004, telephone (212) 902-1000; Lehman Brothers Inc., 745 Seventh Avenue, New York, NY 10019, telephone (212) 526-7000; or Banc of America Securities LLC, 600 Montgomery Street, San Francisco, CA 94111, telephone (415) 627-2000.

Trimeris is a development stage, biopharmaceutical company engaged in the discovery and development of novel therapeutic agents that block viral infection by inhibiting viral fusion with host cells. Trimeris' lead product candidate, FuzeonTM, which inhibits fusion of the human immunodeficiency virus (HIV) with host cells, is currently in Phase III clinical trials and has received fast track designation from the FDA. Trimeris' second fusion inhibitor product candidate, T-1249, has also received fast track designation from the FDA and is in Phase I/II clinical trials.

Trimeris Safe Harbor Statement
Note: Except for any historical information presented herein, matters presented in this release are forward-looking statements that involve risks and uncertainties. The results of Trimeris' previous clinical trials are not necessarily indicative of future clinical trials, and future results could differ materially from the results presented herein. Factors that could cause or contribute to

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such differences include, but are not limited to, those discussed in the "Risk
Factors" section included in Trimeris' Form S-3 filed with the Securities and Exchange Commission on August 23, 2002.

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